UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 1, 2008

UTAH URANIUM CORP.

 (Exact name of registrant as specified in its charter)

Nevada

(State of Incorporation)

0-50915

(Commission File Number)

90-0342342

(I.R.S. Employer Identification Number)

11850 South Highway 191, Unit B-9

Moab, UT  84532

(Address of principal executive offices, including zip code)

(435) 259-0460

(Registrant's telephone Number, including area code)

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

INFORMATION TO BE INCLUDED IN THE REPORT

Section 1 – Registrant’s Business and Operations

Item 1.02 Termination of a Material Definitive Agreement

On March 15, 2007, the Company entered into an agreement (the "Adams Agreement") with Jeff Adams for the purchase of a 50% interest in the claims known as the Family Butte property, Utah (the “Property”), for a total purchase price of $330,000, payable in stages, and the issuance of a total of 300,000 common shares, issuable in stages.

Also, on March 15, 2007, the Company entered into an agreement (the "Ekker Agreement") with Dennis Ekker for the purchase of the remaining 50% interest in the Property, for a total purchase price of $88,000, payable in stages, and the issuance of a total of 200,000 common shares, issuance in stages.

The Family Butte Property comprises a group of claims located within the San Rafael Swell area of central Utah.  The claims purchased from Adams and Ekker contained two blocks of claims separated by a strip of standard sized claims running north – south through the middle.  It was anticipated during the year that the Company would be able to secure the strip separating the two blocks, thus making one large contiguous block of claims.  As of March, 2008, the Company was unable to secure that strip.  As the Company intended to joint venture this property out to a third party company, the non-contiguous nature of the claims prevented any meaningful discussions with third parties who had expressed interest.  In light of the inability to joint venture the property, and with continuing carrying costs and current market conditions where uranium properties in general have declined in value with the decline in the commodity price over the past 12 months, the Company decided not to continue with the acquisition.  Mr. Adams retained 50,000 of the shares issued to him and Mr. Ekker retained 100,000 shares issued to him.  The Agreements were cancelled as of March 15, 2008.  The Company suffered no penalties due to the cancellation of these agreements.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UTAH URANIUM CORP.

Per:

/s/ Peter Dickie

Peter Dickie

President and Director